Exhibit 99.1

Press Release

January 28, 2011

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010

LCNB Corp. today announced net income available to common shareholders of $2,420,000 ($0.36 total basic and $0.35 total diluted earnings per common share) and $9,373,000 ($1.40 total basic and $1.39 total diluted earnings per common share) for the three and twelve months ended December 31, 2010, respectively.  This compares to $1,726,000 ($0.27 total basic and $0.26 total diluted earnings per common share) and $6,658,000 ($1.00 total basic and $0.99 total diluted earnings per common share) for the same three and twelve-month periods in 2009.  The increase in net income available to common shareholders for the twelve-month comparative period resulted primarily from increases in net interest income and non-interest income.  In addition, preferred stock dividends and discount accretion reduced net income available to common shareholders for the twelve months ended December 31, 2009 by $1,108,000.  LCNB did not have these costs during 2010 because the preferred stock was redeemed from the U.S. Department of the Treasury in October 2009.  The increase in net income available to common shareholders for the three-month comparative period resulted primarily from the absence of $594,000 of preferred stock dividends and discount accretion recognized during the 2009 period and an increase in non-interest income.

Net loan charge-offs for 2010 and 2009 totaled $2,037,000 and $870,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $4,061,000 or 0.89% of total loans at December 31, 2010, compared to $3,863,000 or 0.84% of total loans at December 31, 2009.  The provision for loan losses for the three and twelve months ended December 31, 2010 increased $263,000 and $280,000, respectively, over the comparative periods in 2009 due to increased loan delinquencies, increased net charge-offs, and current economic conditions.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,114,000 at December 31, 2010 and $2,470,000 at December 31, 2009.  The reduction was primarily due to valuation write-downs.

Net interest income for the fourth quarter 2010 was $42,000 less than for the comparable 2009 period and $862,000 greater for the twelve-month period in 2010 as compared to 2009.  The increase for the full year is primarily due to a reduction in general market rates.  The decrease in the fourth quarter reflects the continuing tightening of the rate spread between interest earning assets and interest bearing liabilities.  In addition, some higher-rate investment securities were sold during the fourth quarter 2010.  Non-interest income for the three and twelve-month periods in 2010 was $810,000 and $1,681,000 greater than the comparative periods in 2009. The three-month period was greater primarily due to a $722,000 increase in gains from sales of investment securities and a $234,000 increase in gains from sales of mortgage loans resulting from a greater volume of sales during the 2010 period.  The twelve-month period was greater primarily due to death benefits received from bank owned life insurance during the second quarter 2010 and an increase in gains from sales of investment securities.

Non-interest expense for the three and twelve-months ended December 31, 2010 increased $393,000 and $578,000, respectively, from the comparative periods in 2009.  The increase for the three-month period was primarily due to increases in salaries and employee benefits.  The increase for the annual period was primarily due to increases in salaries and wages and employee benefits and writedowns of other real estate owned properties totaling $389,000.  These increases were largely offset by the absence of an industry-wide FDIC special assessment of $325,000 that LCNB recognized during the second quarter 2009 and the absence of a $722,000 one-time pension plan related charge recognized in the first quarter 2009.

In late 2010, LCNB Corp.’s board of directors resolved to sell the insurance agency subsidiary and therefore its financial results are reported in the income statement as income from discontinued operations, net of taxes.

On January 24, 2011 the Board of Directors declared a dividend of $0.16 per share, payable March 15, 2011 to shareholders of record on March 1, 2011.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.